EXHIBIT 5








June 30 , 1999



Ladies and Gentlemen:

I am the General Counsel of Quixote Corporation (the "Company"), a Delaware corporation, and I am rendering this opinion in connection with the preparation of a Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), in connection with the registration under the Act of 387,000 shares (the "Shares") of the Common Stock, par value $.01-2/3 per share, of the Company to be issued pursuant to the Company's 1991 Directors Stock Option Plan, as amended, the 1993 Long-Term Stock Ownership Incentive Plan, as amended (the "Plans"), a Stock Award Agreement dated November 18, 1998 between the Company and Douglas A. Bernard, and a Stock Award Agreement dated February 18, 1999 between Quixote Corporation and Philip Bigley (the "Stock Award Agreements").

In this connection, I have examined originals or copies identified to my satisfaction of such documents, corporate and other records, certificates, and other papers as deemed necessary to examine for purposes of this Opinion, including but not limited to the Restated Certificate of Incorporation of the Company, as amended, the By-Laws of the Company, as amended, resolutions of the Board of Directors of the Company, the Plans, the forms of award agreements for the Plans, and the Stock Award Agreements.

It is my opinion that, when issued and paid for in accordance with the Plans, the Shares will be legally issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Joan R. Riley
Joan R. Riley, Esq.
General Counsel